Exhibit 99

Form 4 Joint Filer Information

Names of Joint Filers:
William J. Ruh (10% Owner)
Eggemeyer Advisory Corp. (10% Owner)
WJR Corp. (10% Owner)
Castle Creek Capital, LLC (10% Owner)
Castle Creek Capital Fund Partners Fund I, LP (10% Group Member)
Castle Creek Capital Fund Partners Fund IIa, LP (10% Owner)
Castle Creek Capital Fund Partners Fund IIb, LP (10% Owner)

Address: P.O. Box 1329, Rancho Santa Fe, CA 92067

Issuer and Ticker Symbol: White River Capital, Inc. (WRVC )

Date of Event Requiring Reporting: 8/31/05

Signatures:

WJR Corp.

By:
	William J. Ruh		William J. Ruh

Eggemeyer Advisory Corp.		Castle Creek Capital, LLC

By:		By:
	John M. Eggemeyer, III		John M. Eggemeyer, III

Castle Creek Capital Fund Partners Fund I, LP
Castle Creek Capital Fund Partners Fund IIa, LP
Castle Creek Capital Fund Partners Fund IIb, LP

By: Castle Creek Capital, LLC, General Partner

By:
John M. Eggemeyer, III

Its: